                                  Exhibit 18.1

March 7, 2019

Verrica Pharmaceuticals Inc.

10 North High Street, Suite 200

West Chester, Pennsylvania 19380

Ladies and Gentlemen:

We have audited the balance sheets of Verrica Pharmaceuticals Inc. and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2018, and have reported thereon under date of March 7, 2019.  The aforementioned financial statements and our audit report thereon are included in in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.  As stated in Note 2 to those financial statements, the Company changed its method of accounting for stock-based compensation awards with graded vesting and service conditions only from the graded attribution method to the straight-line attribution method for recognizing stock-based compensation expense.  The Company views these awards as single awards and believes that the straight-line attribution method more accurately reflects the pattern of service provided by the employees versus the graded attribution method which significantly front loads the stock-based compensation expense and does not appropriately match the expense with the services provided.   Note 2 also states that the Company believes that the newly adopted accounting principle is the predominant method used in its industry.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/S/ KPMG LLP

Philadelphia, Pennsylvania